Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ANNOUNCES APPOINTMENT OF LYNN WENTWORTH TO THE BOARD OF DIRECTORS AND ANNOUNCES BOARD MEMBER RESIGNATION OF MERILEE RAINES

TEMPE, AZ, June 24, 2021 –Benchmark Electronics, Inc. (NYSE: BHE) today announced the appointment of Lynn Wentworth as an independent director to the Company’s Board of Directors, effective June 25, 2021. Benchmark also announced today the resignation of Merilee Raines, who has served as a board member since 2018, also effective June 25, 2021.

“On behalf of the entire board, I want to thank Merilee for her contributions to Benchmark, where she has served as a valued member of the Audit Committee, and we wish her all the best in her future endeavors”, said David W. Scheible, Chairman of the Board. “We are also excited to welcome Lynn Wentworth to the Board of Directors. Lynn brings a wealth of financial, operational and strategy expertise demonstrated by an impressive track record of growth and diversification for the companies she has served. We look forward to benefitting from Lynn’s insights, perspectives, and experience in support of furthering Benchmark’s strategic growth objectives.”

Ms. Wentworth served as the Senior Vice President, Chief Financial Officer & Treasurer of BlueLinx Holdings Inc. until her retirement in 2008. Prior to joining BlueLinx in 2007, Ms. Wentworth was with BellSouth Corporation from 1985 to 2007, where she served as Vice President and Chief Financial Officer for the Communications Group from 2004 to 2007 and Vice President Treasurer from 2003 to 2004. She also held a variety of financial and operational assignments with increasing responsibility in tax, strategic planning, investor relations, financial planning, sales, operations, and treasury for BellSouth. Ms. Wentworth began her career at Coopers & Lybrand, where she served in both the audit and tax divisions. She holds a bachelors degree from Babson College, a masters degree in taxation from Bentley College and masters in business administration from Georgia State University.

Ms. Wentworth chairs the board of directors for Cincinnati Bell (NYSE: CBB) and for Cyrus One (NASDAQ: CONE). Ms. Wentworth also serves as a director and chair of the audit committee for Graphic Packaging Holding Company (NYSE: GPK).

About Benchmark Electronics, Inc.
Benchmark provides comprehensive solutions across the entire product life cycle by leading through its innovative technology and engineering design services, leveraging its optimized global supply chain and delivering world-class manufacturing services in the following industries: commercial aerospace, defense, advanced computing, next generation telecommunications, complex industrials, medical, and semiconductor capital equipment. Benchmark's global operations include facilities in seven countries and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, SVP, Chief Strategy Officer and Head of Investor Relations

623-300-7052 or lisa.weeks@bench.com